Exhibit 99.1

OTG Acquisition Corp. I Announces Pricing of $200,000,000 Initial Public Offering

NEW YORK, September 12, 2025 (GLOBE NEWSWIRE) – OTG Acquisition Corp. I (Nasdaq: OTGAU) (the “Company”), a special purpose acquisition company, today announced the pricing of its initial public offering of 20,000,000 units at $10.00 per unit. The units are expected to be listed on the Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “OTGAU” beginning September 12, 2025. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “OTGA” and “OTGAW”, respectively.

The offering is expected to close on September 15, 2025, subject to customary closing conditions.

B. Riley Securities is serving as the lead book-running manager for the offering. Northland Capital Markets and Lake Street are serving as joint book-runners for the offering. The underwriters have been granted a 45-day option to purchase up to an additional 3,000,000 units offered by the Company to cover over-allotments, if any.

A registration statement on Form S-1 relating to these securities has been filed with the Securities and Exchange Commission (“SEC”), and was declared effective on September 11, 2025. The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from B. Riley Securities, Inc., Attention: Prospectus Department, 1300 North 17th Street, Suite 1300, Arlington, Virginia 22209; Telephone: (703) 312-9580, or by emailing prospectuses@brileysecurities.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About OTG Acquisition Corp. I

OTG Acquisition Corp. I is a public acquisition vehicle and intends to target companies in the digital infrastructure services sector where its management has extensive investment and operational experience. The Company expects to focus on sectors whose growth is primarily driven by the expansion of data centers, digital infrastructure, power generation, communication technology and their related ecosystems.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact

Scott Troeller

scott@xipllc.com

(917) 488-5629